Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WALSHCOMM
602.957.9779 or
John Hewitt, GameTech
775.850.6100

GameTech Reports Financial Results,
Announces First-Ever Cash Dividend and Introduces Traveler™ Unit

Fourth Quarter Results

•                  Quarterly revenues increased 5.0%, or over $600,000 from the comparable quarter in 2002

•                  Diluted earnings per share up $0.05 over the fourth quarter of 2002

•                  New product, the Traveler™ unit, introduced at Global Gaming Expo to positive reviews

Annual Results

•                  Annual revenues reached record high of $52.3 million

•                  Diluted earnings per share down $0.13

•                  Significant increase in installed TED2C™ units

Dividends

•                  Board declares special cash dividend of  $0.12 per share

•                  Board announces intention to pay regular quarterly cash dividends beginning in 2004

RENO, Nev., December 22, 2003 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the fiscal year and fourth quarter ended October 31, 2003.  Revenues for fiscal year 2003 improved by over 7% to $52.3 million compared with $48.9 million for fiscal 2002.  Net income for fiscal year 2003 was $1.2 million, equal to $0.10 per diluted share, compared with $2.7 million, or $0.23 per diluted share, for fiscal year 2002.

The improvement in fiscal year revenue was due to the substantial increase in fixed-base installed units resulting from the acquisition of the assets of International Gaming Systems, LLC (IGS), shortly after the start of the 2003 fiscal year and an increase in the number of installed TED2C™ color portable units during the year. The continued roll-out of Pay-N-Play™, the Company’s fast-action, credit-based pari-mutuel bingo feature, also contributed to the growth in revenue.

The Company’s net income decline for fiscal 2003 was due to higher operating expenses, including service, depreciation and research and development where staffing more than doubled over fiscal 2002.  In addition, general and administrative expenses increased by 20% over the prior period due primarily to legal costs associated with ongoing litigation.

Fourth quarter 2003 revenues totaled $13.0 million, up $600,000, compared with $12.4 million in the fourth quarter of 2002.  The Company realized net income of $191,000 or $0.02 per diluted share for the quarter ended October 31, 2003 compared with a net loss of $385,000, equal to ($0.03) per diluted share, for the fourth quarter of fiscal 2002.

During fiscal 2003, the Company invested over $9.5 million in new bingo units and equipment, primarily for the TED2C™, and paid $3.5 million in cash for the assets of IGS. The Company ended the year in a strong financial position with cash and marketable securities amounting to $12.0 million compared with $9.3 million at year-end 2002.

According to Clarence Thiesen, chief executive officer, the Company’s accomplishments during fiscal 2003 included the development of the Traveler™ unit, the new lightweight, highly reliable portable unit with RF capability.  The Traveler™ unit, which was unveiled at the September Global Gaming Expo to positive reviews, began successful beta-tests in mid-December 2003.  General release to customers is expected during the first quarter of calendar 2004.  The Traveler™ unit contains key technology building blocks that can be repackaged easily and cost-effectively in additional products.

“We believe the Traveler™ unit will set the standard for electronic bingo devices,” said Thiesen.  “This product, along with our new Pay-N-Play™ feature and the ongoing successful expansion of the installed TED2C™ units, all point to the Company’s continued growth.  Our drive for product superiority and commitment to research and development will continue to bring forth new and enhanced products as well as the opening of new markets for GameTech.”

The Company’s Board of Directors declared a special cash dividend of $0.12 per share, which will be payable on January 16, 2004 to stockholders of record as of January 2, 2004.  The one-time special dividend is a reflection of the positive cash flow for fiscal 2003 and the Company’s healthy year-end cash position.

In addition, after reviewing current business conditions and future prospects, GameTech’s Board of Directors announced an intention to pay regular quarterly dividends.  The Company expects to declare the first regular quarterly dividend of approximately $0.03 per share in conjunction with the announcement of GameTech’s financial results for the first quarter of fiscal 2004.  The amount of subsequent quarterly dividends will depend upon various factors, including GameTech’s financial results for future periods.

The Board of Directors also announced the resignation from the Board of Frederick C. Lane, who had served as the Company’s Chairman of the Board for the past three years, and the election of Richard T. Fedor to serve as Chairman.  Fedor is a co-founder of GameTech and has served as CEO and Chairman of the Company in the past.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed base units and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include expectations of the financial growth and operating results of the Company. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include (a) the ability of the Company to introduce products in the future that achieve commercial success; (b) the level of research and development costs and legal expenses, (c) changes in the regulatory environment for the Company’s products and the ability of the Company and its products to be licensed; (d) the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and (e) the ability of the Company to generate sufficient cash flow to pay dividends in the future. Additional information on these risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission.

-more-

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(In thousands, except share and per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2002	2003	2002	2003
	(Unaudited)		(Unaudited)

Revenues	$12,408	$13,034	$48,861	$52,329

Operating expenses:

Cost of revenues	5,221	5,871	19,556	22,639

General and administrative	3,240	2,776	9,535	11,426

Sales and marketing	3,964	2,999	13,245	12,323

Research and development	514	977	2,097	3,828

	12,939	12,623	44,433	50,216

Income (loss) from operations	(531)	411	4,428	2,113

Interest income and other, net	(92)	(9)	(7)	3

Income (loss) before provision for income taxes	(623)	402	4,421	2,116

Provision for income taxes	(238)	211	1,688	925

Net income (loss)	$(385)	$191	$2,733	$1,191

Basic net income (loss) per share	$(0.03)	$0.02	$0.25	$0.10

Diluted net income (loss) per share	$(0.03)	$0.02	$0.23	$0.10

Shares used in the calculation of net income per share:

Basic	11,221,689	11,737,439	11,150,064	11,696,118

Diluted	11,221,689	11,754,334	12,012,514	11,790,314

Balance Sheet Data

	October 31, 2002	October 31, 2003
		(unaudited)

Cash and equivalents	$4,233	$10,202
Short-term investments	5,045	1,750
Total current assets	20,393	18,361
Total assets	58,101	60,175

Total current liabilities	3,831	3,555
Total liabilities	7,611	7,554
Total stockholders’ equity	50,490	52,621
Total liabilities and stockholders’ equity	58,101	60,175

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